Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS 2009 SECOND QUARTER EARNINGS PER SHARE OF $0.09

EPS IS AT HIGH END OF GUIDANCE

•	OPERATING MARGIN EXPANDS 40 BASIS POINTS FROM 2009 FIRST QUARTER TO 3.6%

•	HEALTHCARE BUSINESS WAS 25% OF REVENUE

•	ELECTRONIC MEDICAL RECORDS PROPOSAL ACTIVITY ACCELERATING

•	DEMAND FOR STAFFING SERVICES STABILIZED DURING THE QUARTER

•	STRONG BALANCE SHEET WITH $14.7 MILLION IN CASH AND NO DEBT AT QUARTER-END

BUFFALO, N.Y. — July 28, 2009 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced its financial results for the 2009 second quarter which ended on July 3, 2009. In the 2009 second quarter, new solutions work with higher margins and disciplined cost management reduced the impact of lower revenue on CTG’s earnings and operating margin.

CTG reported 2009 second quarter revenue of $66.6 million, a 29% decrease from 2008 second quarter revenue of $94.1 million. CTG’s operating income declined to $2.4 million from $4.0 million a year ago while its operating margin contracted to 3.6% from 4.2% in the 2008 second quarter. The Company’s 2009 second quarter operating margin expanded 40 basis points from 3.2% in the 2009 first quarter. CTG’s net income was $1.4 million, 32% less than 2008 second quarter net income of $2.1 million. On a per diluted share basis, net income was $0.09, a 31% decrease from $0.13 in the 2008 second quarter and flat compared with the 2009 first quarter.

“Higher margins on new solutions business in 2009 and effective expense control enabled us to achieve earnings at the high end of our guidance,” CTG Chairman and Chief Executive Officer James R. Boldt said. “These factors also helped limit the contraction of our operating margin from last year—which was the highest in almost ten years—while driving margin expansion from this year’s first quarter. Demand for staffing resources stabilized during the quarter while proposal activity for electronic medical records (EMR) work increased.”

Mr. Boldt continued, “Demand for EMR support is growing rapidly as the recently issued American Recovery and Reinvestment Act (ARRA) guidelines make it most advantageous financially for providers to implement EMRs that fit ARRA criteria by 2011. We are starting up new EMR implementation engagements now and expect to start up more engagements as the year progresses. CTG is also one of a small number of firms with experience supporting the formation of a communitywide EMR system within a regional health information organization. CTG’s significant EMR experience, consistently high ratings from KLAS, and an attractive pricing structure give us a competitive advantage to capitalize on the substantial and expanding EMR opportunity.”

2009 Second Quarter Review

Solutions revenue in the 2009 second quarter decreased by $8.8 million, or 28%, to $23.1 million, or 35% of total revenue, compared with 34% in the 2008 second quarter. Staffing revenue declined by $18.7 million, or 30%, to $43.5 million, or 65% of total revenue, with managed staffing services the primary contributor to revenue from this business. European revenue was $15.0 million, or 23% of total revenue, in the 2009 second quarter, down 30% from the prior year second quarter. There were 63 billing days in the 2009 second quarter compared with 64 billing days in the 2008 second quarter.

Selling, general, and administrative (SG&A) expenses were $12.5 million, or 18.8% of revenue, compared with $17.7 million, or 18.8% of revenue, in the 2008 second quarter. The reduction in expenses and consistency in SG&A as a percentage of revenue reflect the Company’s ability to quickly align costs with revenue as market demand declined given the weakness in the global economy.

The Company recorded equity-based compensation expense, net of tax, of $0.2 million in both the 2009 and 2008 second quarters, which reduced net income per diluted share by $0.01 in each of the respective quarters.

The Company’s effective tax rate for the 2009 second quarter was 42%. It continues to project a tax rate of approximately 42% for the 2009 full year.

The Company provided cash from operations of $6.8 million in the 2009 second quarter compared with cash used in operations of $0.3 million in the 2008 second quarter. At July 3, 2009, the Company had $14.7 million in cash and no outstanding debt, compared with $4.3 million in cash and $3.8 million in debt at the 2008 second quarter-end. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

Mr. Boldt commented, “The strength of CTG’s cash flow and balance sheet is notable in the current economic environment. Our client base is primarily comprised of Fortune 1000 companies and large financially strong hospital systems and health insurers, which is reflected in our stable DSOs. At quarter-end, we were again debt-free and our cash position at nearly $15 million is more than triple a year ago despite significant investments in solutions development and the repurchase of over one million shares of CTG stock in the last twelve months.”

2009 First Half Review

CTG’s revenue in the first half of 2009 decreased 22%, or $39.7 million, to $141.1 million compared with 2008 first half revenue of $180.8 million. Operating income was $4.8 million, 24% lower than 2008 first half operating income of $6.4 million. CTG’s net income was $2.7 million, a 22% decrease from 2008 first half net income of $3.5 million. On a per diluted share basis, 2009 first half net income per share was $0.18, 18% lower than $0.22 in 2008.

During the first half of 2009, CTG’s solutions business decreased 24% to $46.5 million, or 33% of total revenue, and its staffing business declined 21% to $94.6 million, or 67% of total revenue. European revenue decreased 19% in the 2009 first half and represented 23% of consolidated revenue.

Selling, general, and administrative expenses were $26.8 million, or 19.0% of revenue, compared with $34.0 million, or 18.8% of revenue, in the 2008 first half.

Lower revenue and earnings in the 2009 first half reflect the impact of the global recession on CTG’s business which was partially offset by effective cost control, and higher margins on new solutions work.

Stock Repurchase Program

CTG repurchased approximately 213,000 of its shares in the 2009 second quarter at an average price of $5.25 per share. In June 2009, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On July 3, 2009, approximately 0.9 million shares were available for repurchase by the Company under its current repurchase authorizations.

Third Quarter and Annual Guidance

Based on the Company’s current business activity and pipeline, CTG expects its 2009 third quarter revenue to range from $66 million to $68 million, a 25% decrease from 2008 at the midpoint of this range. The Company projects 2009 third quarter net income per diluted share of $0.07 to $0.09, a 38% decrease from 2008 at the midpoint of this range. There are 64 billing days in the 2009 third quarter compared with 63 billing days in the 2008 third quarter.

The Company’s current revenue forecast for the full year ranges from $275 million to $285 million, a 21% decrease from 2008 at the midpoint of this range. CTG currently projects 2009 net income per diluted share of $0.30 to $0.40, a 29% decrease from 2008 at the midpoint of this range, or a 24% decrease from 2008 when the 2008 fourth quarter exchange gain is excluded.

Mr. Boldt commented, “While the recession continues to have a significant impact on external IT spending, the strength of our healthcare business and prudent expense control is reducing part of its effect on CTG. Although the tight credit markets have decreased demand in our solutions business, particularly from the healthcare provider market, we are encouraged that access to financing is beginning to open up for EMR projects. A continuation of that trend and the recent stability in our staffing business would have a favorable impact on our financial results going forward.”

CTG Added to Russell 3000 Index and Named to the Healthcare Informatics 100

After the close of trading on June 26, 2009, CTG was added to the Russell 3000® Index and Russell 2000® Index as part of the annual reconstitution of the indices. The Russell 3000® Index measures the stock performance of the largest 3,000 U.S. companies, based on total market capitalization, while the Russell 2000® Index is a subset of the Russell 3000® Index and includes the smallest 2,000 companies included in that index. As one of the 1,000 smallest companies in the Russell 2000® Index, CTG is also included in the Russell Microcap® Index.

In June 2009, CTG was named by Healthcare Informatics to its annual ranking of the largest healthcare IT providers, the Healthcare Informatics 100 (HCI 100). In the consulting category, CTG was ranked eighth by HCI in consulting revenues to the provider market.

Mr. Boldt commented, “Our addition to the Russell indices increases CTG’s profile with the investment community at a time when we are focused on growing our strong healthcare IT business and capitalizing on our significant EMR experience. Being named again to the HCI 100 further increases our visibility as a leader in healthcare IT.”

Positioned to Weather the Recession and Benefit from a Recovery

Mr. Boldt concluded, “Looking ahead, we are encouraged by the stabilizing demand in our staffing business, and with the margins on new solutions. The federal stimulus package is now just beginning to expand EMR work, aligning well with our strategy to build on our position as a leading provider of healthcare IT. Overall, the relative strength of our business—particularly our healthcare business—combined with consistent profitability and financial strength, put CTG in an excellent position to continue weathering this major recession and to benefit significantly from the opportunities of economic recovery.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001:2000-certified management system. Our 2,700 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2008 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday July 29, 2009 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM, ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time July 29, 2009 and 11:00 p.m. Eastern Time August 1, 2009 by dialing 1-800-475-6701 and entering the conference ID number 978257.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Revenue	$66,580	$94,071	$141,136	$180,754
Direct costs	51,628	72,425	109,464	140,366
Selling, general and administrative expenses	12,528	17,658	26,841	34,018

Operating income	2,424	3,988	4,831	6,370
Other expense, net	(29)	(69)	(180)	(117)

Income before income taxes	2,395	3,919	4,651	6,253
Provision for income taxes	1,000	1,869	1,954	2,799

Net income	$1,395	$2,050	$2,697	$3,454

Net income per share:
Basic	$0.09	$0.13	$0.18	$0.22

Diluted	$0.09	$0.13	$0.18	$0.22

Weighted average shares outstanding:
Basic	14,874	15,387	14,908	15,460
Diluted	15,373	15,914	15,210	15,923

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	July 3, 2009	June 27, 2008		July 3, 2009	June 27, 2008
Current Assets:			Current Liabilities:
Cash and cash equivalents	$14,694	$4,285	Accounts payable	$7,499	$11,077
Accounts receivable, net	42,612	61,188	Accrued compensation	22,742	23,309
Other current assets	3,947	5,100	Other current liabilities	5,150	7,221

Total Current Assets	61,253	70,573	Total Current Liabilities	35,391	41,607
Property and equipment, net	7,430	6,585	Long-term debt	—	3,790
Goodwill	35,678	35,678	Other liabilities	8,812	9,255
Other assets	9,581	9,655	Shareholders’ equity	69,739	67,839

Total Assets	$113,942	$122,491	Total Liabilities and Shareholders’ Equity	$113,942	$122,491

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.